EXHIBIT 99.1

NOVEN RECEIVES “NOT APPROVABLE” LETTER FROM FDA
FOR METHYLPHENIDATE TRANSDERMAL SYSTEM

MIAMI, FL., April 28, 2003 - Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) has received notification from the U.S. Food and Drug Administration (FDA) that the New Drug Application (NDA) for its methylphenidate transdermal system is not approvable. A “not approvable” letter is issued if the FDA believes that the application contains insufficient information for an approval action at the time of issuance. The product is licensed to Shire Pharmaceuticals Group plc.

“We are disappointed with the Agency’s determination, and continue to believe that our product represents a valuable new therapy for the management of Attention Deficit Hyperactivity Disorder,” said Robert Strauss, Noven’s President, CEO & Chairman. “In its letter, the FDA cited clinical and other issues as the basis for non-approval. We are developing our strategy for approval, and plan to meet with the Agency as soon as possible to clarify their concerns and to determine what additional studies, analysis or other actions would resolve the issues raised in the letter.”

Noven will address the FDA letter on its earnings conference call, scheduled for Wednesday, April 30, at 11:00 a.m. The call will be broadcast live via the Internet at http://www.noven.com, and a rebroadcast will be accessible at the same site. A taped replay of the call will be available by telephone beginning April 30 at noon through May 2 at noon by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the conference ID# 64158 and the access code 1628.

Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. For additional information on Noven, visit www.noven.com.

This release contains forward-looking information related to the business of Noven that can be identified by the use of forward-looking terminology such as “believe,” “plan,” and similar words and phrases. Such statements are qualified by and subject to the risks and uncertainties specified in Noven’s most recent filings with the Securities and Exchange Commission and those specified herein, including the risk that Noven may not receive regulatory approvals for MethyPatch, particularly in the United States after the receipt of a “not approvable” letter from the FDA, and that additional clinical studies may be required.

Contact:
Joseph C. Jones
Vice President — Corporate Affairs
(305) 253-1916